Exhibit 10.35

Mr R J Hughes

21st December 2016

Dear Rhys,

Variation to your Notice Period in your Service Agreement

As you know, you entered into a service agreement with Interflora Holdings Limited (the “Company”) on 8 February 2005 (the “Service Agreement”) under which you are now employed as the President of Interflora British Unit. The Service Agreement sets out the terms and conditions of your employment and those terms and conditions have been varied by agreement on a number of occasions since 2005 by different variation letters.

Your Service Agreement (and recent variation letters) provides for a notice period of 6 months on either side (as per your notice period in clause 2.1 of your Service Agreement and Schedule 1 of the Service Agreement). The purpose of this variation letter is to increase the notice period to be given by the Company to you to 12 months’ notice (the notice period to be given by you to the Company remains as six months). This reflects the very senior and important role that you play within the business.

This variation is to take effect from today, 21st December 2016. Please could you sign both original copies of this letter to indicate your acceptance to the increase to your notice period.

Yours sincerely

/s/ Sian E H Fell

Sian E H Fell
Director Human Resources and Facilities
For and on behalf of
Interflora British Unit

I confirm that I have read and understood the terms of this letter and agree to the variation set out within it.

Signed…/s/ Rhys J Hughes……………………………………… Dated …22/12/16………………………